News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana  47807   (812) 238-6000

For more information contact:
January 28, 2010	Michael A. Carty at (812) 238-6264

First Financial Corporation Reaches New Milestones

TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) Chairman Donald E. Smith today announced new milestones achieved by the Terre Haute-based Corporation.  For the first time in its history total assets exceeded $2.5 billion and total deposits exceeded $1.7 billion at December 31, 2009. This growth represents a 9.3% increase in assets and a 14.4% increase in deposits for the year.  Although these increases were substantially due to the recent acquisition of a bank in Danville, Illinois, Smith indicated that all of the Corporation’s markets experienced significant growth during the past year. “We believe our strong financial condition, as recognized by both national and international bank rating companies, has allowed us to become a ‘safe haven’ for our customers,” he said.

2009 was another good year for earnings, net income for the year of $22.7 million was lower than the $24.7 million reported last year, primarily due to a $3 million increase in the cost of deposit insurance and a $4 million increase in loan loss provision as the Corporation prepares for possible future losses of a prolonged recession.

Net interest income of almost $87 million increased 6.8% over the $81.4 million reported in 2008 as the net interest margin increased by seven basis points from the prior year. The net interest margin of 4.13% has been a source of strength in this difficult economy.

Net income for the fourth quarter of $5.8 million was $1.3 million less than the $7.1 million reported in 2008. Fourth quarter earnings declined as a $1.6 million, or 7.7% increase in net interest income was offset by increased loan loss provisioning and non-interest expenses, including increased FDIC insurance assessments. During the fourth quarter First Financial Bank sold its portfolio of credit card loans, realizing a gain of $2.5 million before taxes that was offset by the net loss recorded for other-than-temporarily-impaired securities of $2.9 million before tax. This loss on securities is a continuation of declines in expected cash flows on a limited number of collateralized debt obligations for which repayment is dependent upon the underlying borrowers, the majority of which are banks.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.first-online.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

First Financial Corporation

For the Quarter Ending December 31, 2009

(Dollar amounts in thousands except per share data)

	12/31/09	12/31/08	Change	% Change

Year to Date Information:

Net Income	$22,720	$24,769	$(2,049)	-8.27%
Earnings Per Average Share	$1.73	$1.89	$(0.16)	-8.47%
Return on Assets	0.95%	1.09%	-0.14%	-12.84%
Return on Equity	7.54%	8.61%	-1.07%	-12.43%
Net Interest Margin	4.13%	4.06%	0.07%	1.72%
Net Interest Income	$86,994	$81,464	$5,530	6.79%
Non-Interest Income	$28,532	$25,410	$3,122	12.29%
Non-Interest Expense	$73,381	$66,447	$6,934	10.44%
Loss Provision	$11,870	$7,855	$4,015	51.11%
Net Charge Offs	$8,713	$6,926	$1,787	25.80%
Efficiency Ratio	60.64%	59.10%	1.54%	2.60%

Quarter to Date Information:

Net Income	$5,850	$7,174	$(1,324)	-18.46%
Earnings Per Average Share	$0.45	$0.55	$(0.10)	-18.18%
Return on Assets	0.93%	1.25%	-0.32%	-25.60%
Return on Equity	7.50%	10.09%	-2.59%	-25.67%
Net Interest Margin	4.19%	4.18%	0.01%	0.24%
Net Interest Income	$23,088	$21,444	$1,644	7.67%
Non-Interest Income	$7,358	$7,680	$(322)	-4.19%
Non-Interest Expense	$20,171	$17,290	$2,881	16.66%
Loan Loss Provision	$2,490	$1,980	$510	25.76%
Net Charge Offs	$1,881	$1,540	$341	22.14%
Efficiency Ratio	63.38%	56.59%	6.79%	12.00%

Balance Sheet:

Assets	$2,518,722	$2,302,675	$216,047	9.38%
Deposits	$1,789,701	$1,563,498	$226,203	14.47%
Loans	$1,631,764	$1,471,327	$160,437	10.90%
Shareholders' Equity	$306,483	$286,844	$19,639	6.85%
Book Value Per Share	$23.34	$21.87	$1.47	6.74%
Average Assets	2,400,100	2,282,021	$118,079	5.17%